Exhibit (i)

October 28, 2015

Meridian Fund, Inc.

100 Fillmore Street

Suite 305

Denver, CO 80206

Re:	Meridian Fund, Inc.

Post-Effective Amendment No. 52 (1933 Act)

as filed with the Commission on October 28, 2015 (the “Registration Statement”)

Gentlemen:

We have acted as counsel for the Meridian Fund, Inc., a Maryland corporation (the “Corporation”), in connection with the registration by the Corporation of shares of common stock, $0.01 par value (the “Shares”), of the series listed on Exhibit A attached hereto (the “Funds”), described in the above-referenced filing.

We have reviewed the Corporation’s Articles of Incorporation, as amended, its Bylaws, as amended, resolutions adopted by its Board of Directors and shareholders, and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Maryland, and the federal law of the United States of America.

We have also assumed the following for this opinion:

1. The Shares have been, and will continue to be, issued in accordance with the Corporation’s Articles of Incorporation, as amended, and Bylaws, as amended, and resolutions of the Corporation’s Board of Directors and shareholders relating to the creation, authorization and issuance of the Shares.

2. The Shares have been, or will be, issued against consideration therefor as described in the Corporation’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

1550 17th Street, Suite 500 • Denver, CO 80202 • 303 892 9400 • fax 303 893 1379 • DGSLAW.COM

Meridian Fund, Inc.

October 28, 2015

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Corporation of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued and non-assessable Shares of the Corporation.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

Exhibit A

List of Funds

Series
Meridian Contrarian Fund
Meridian Equity Income Fund
Meridian Growth Fund
Meridian Small Cap Growth Fund